Exhibit 5.3

KUTAK ROCK LLP SUITE 4550 777 SOUTH FIGUEROA STREET LOS ANGELES, CALIFORNIA 90017-2513 213-312-4000 FACSIMILE 213-312-4001 www.kutakrock.com	ATLANTA CHICAGO DENVER FAYETTEVILLE IRVINE KANSAS CITY LITTLE ROCK MINNEAPOLIS OKLAHOMA CITY OMAHA PHILADELPHIA RICHMOND SCOTTSDALE SPOKANE WASHINGTON, D.C. WICHITA

December 23, 2014

AmSurg Corp.

1A Burton Hills Boulevard

Nashville, Tennessee 37215

Re:	California Guarantors – currently outstanding 5.625% senior notes due 2022 and 5.625% senior notes due 2022 to be issued by AmSurg Corp. pursuant to the Indenture defined below

Ladies and Gentlemen:

We have acted as special California counsel to AmSurg Corp. (the “Company”) and the State Guarantors (as defined below), such State Guarantors being organized and existing under the laws of the State of California, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,100,000,000 aggregate principal amount of the Company’s 5.625% senior notes due 2022 (the “Exchange Notes”) that are to be unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current and future direct and indirect subsidiaries, including the California entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being referred to herein as the “State Guarantors”). The Exchange Notes are to be issued pursuant to an indenture, dated as of July 16, 2014, by and between AmSurg Escrow Corp. (“Escrow Corp”), and U.S. Bank National Associaton, as trustee (the “Trustee”), as supplemented further by the Supplemental Indenture, dated as of July 16, 2014, by and among the Company, the guarantors party thereto and the Trustee, as supplemented further by the Supplemental Indenture, dated as of October 8, 2014, by and among the Company, the guarantors party thereto and the Trustee, as supplemented further by the Supplemental Indenture, dated as of November 18, 2014, by and among the Company, the guarantors party thereto and the Trustee, and as supplemented further by the Supplemental Indenture, dated as of December 10, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Indenture”).

The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.625% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of July 16, 2014, by and among Escrow Corp, the Company, the guarantors party thereto and Citigroup Global Markets Inc. as representative of the parties named therein as the initial purchasers (“Citigroup”), and the related Registration Rights Joinder, dated as of July 16, 2014, by and among Citigroup and the guarantors party thereto (collectively, the “Registration Rights Agreement”).

KUTAK ROCK LLP

AmSurg Corp.

December 23, 2014

“State Law” means the laws of the State of California that a California lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the State Guarantors; provided that “State Law” does not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision. We have not examined, and we do not opine, as to the law of any other jurisdiction, whether applicable directly or through State Law. We are not rendering any opinion as to the effect or applicability of any statute, rule, regulation, ordinance, decree or decisional law relating to antitrust, banking, land use, environmental, pension, employee benefit, tax, fraudulent conveyance or transfer, usury, laws governing the legality of investments for regulated entities, regulations T, U or X of the Board of Governors of the Federal Reserve System or any laws, rules, regulations, or administrative decisions of any political subdivision of any state including any county, city, municipality, town or special subdivision, or any applicable telecommunications or other trade-specific regulatory laws. Furthermore, we express no opinion with respect to: compliance with the Securities Act, antifraud laws, or any other law, rules or regulations relating to securities or the offer and sale thereof; compliance with fiduciary duties by the Company’s or State Guarantors’ boards of directors or other governing bodies; compliance with safe harbors for disinterested board of director or other governing body approvals; compliance with state securities or blue sky laws; and compliance with the Investment Company Act of 1940 or the Trust Indenture Act of 1939. Our opinions herein are limited to the matters set forth herein in effect on the date hereof. Our opinions herein are limited to the effect on the subject transaction of State Law as in effect on the date hereof. We disclaim any obligation to advise you of any change in law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. We assume no responsibility under this opinion letter with regard to the applicability to such transactions, or the effect thereon, of the laws of any other jurisdiction.

In rendering our opinions herein, with your permission we have relied with respect to factual matters, without any independent investigation or verification, upon the Officer Certificate (defined below), the certificates of public officials referred to below, and the representations, warranties, and factual statements set forth in the Transaction Documents (defined below). In addition thereto, we have reviewed and relied upon the following:

(i) the organizational documents and instruments of the State Guarantors described on Exhibit A hereto (the “Organizational Documents”);

(ii) the certificate with respect to various factual matters signed by an officer of the State Guarantors and dated the date of this opinion (the “Officer Certificate”);

(iii) For each of State Guarantors, a Certificate of Status issued by the California Secretary of State indicating such State Guarantor is active and in good standing, executed December 15, 2014 (collectively, the “Certificates of Good Standing”);

(iv) the Registration Rights Agreement;

(v) the Indenture;

(vi) the form of Exchange Notes;

(vii) the Registration Statement; and

(viii) the prospectus containing the Registration Statement (the “Prospectus”).

KUTAK ROCK LLP

AmSurg Corp.

December 23, 2014

Items (iv) through (viii) above are collectively referenced herein as the “Transaction Documents”.

Our opinions herein are subject to the following assumptions, qualifications, limitations, and exclusions in addition to any and all others set forth herein:

(a) In reaching the opinions set forth below, we have assumed, without any investigation, inquiry or review: (i) the genuineness of all signatures, (ii) the authenticity and completeness of all documents submitted to us as originals, (iii) the legal capacity of natural persons executing such documents, (iv) the authenticity and conformity to original documents of documents submitted to us as certified, photostatic, facsimile or electronically transmitted copies, (v) the effectiveness, completeness, and accuracy of all corporate records provided to us, including the Organizational Documents (subject to later amendments or other changes to the extent such amendments or changes are reflected in subsequent Organizational Documents) and Officer Certificate, (vi) the Transaction Documents comply in all respects with the transaction described in the corporate minutes and/or resolutions described in the Officer Certificate and accurately describe and contain the mutual understanding of the parties, and that there are no written or oral agreements or courses of dealing, conduct, or performance that modify, amend, vary, or revoke, or purport to modify, amend, vary or revoke, all or any portion of the Transaction Documents, and that there has been no waiver of any provision of the Transaction Documents, (vii) the Transaction Documents were duly delivered for value and for the consideration provided for therein or contemplated thereby, (viii) no fraud, duress or mutual mistake of fact exists with relation to the execution, acknowledgement, delivery, performance, recordation or filing of any of the Transaction Documents and any documents related thereto, (ix) all Transaction Documents have been duly filed, recorded, executed, and delivered, as applicable and to extent necessary for the validity and enforceability of any of the Transaction Documents, in the forms delivered to us, and (x) there are no stockholders or directors of any State Guarantor other than those most recently referenced in the Organizational Documents and Officer Certificate with respect to such State Guarantor. In connection with this opinion, we have assumed that the Registration Statement will have become effective, and that the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have also relied, as to all questions of fact material to this opinion letter, upon the Transaction Documents. We have relied upon and have not conducted any independent investigation or review of, or attempted to verify independently, such factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to any of Transaction Documents, including but not limited to the Officer Certificate.

(b) To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Transaction Documents, other than the State Guarantors, are duly organized, in existence, and in good standing and have all requisite organizational power and authority to enter into and perform such documents and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such other parties.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Based solely on the Certificates of Good Standing and State Law, each of the State Guarantors is validly existing and in good standing under State Law.

KUTAK ROCK LLP

AmSurg Corp.

December 23, 2014

(2) Based solely on the Organizational Documents, the Officer Certificate, and State Law, each of State Guarantors has the requisite corporate power to execute, deliver and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

(3) Based solely on the Organizational Documents, the Officer Certificate, and State Law, for each of State Guarantors, the execution and delivery by such State Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by such State Guarantor.

This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters including, without limitation, any opinions as to the enforceability of the Transaction Documents. We expressly assume that the Transaction Documents contain typical and customary terms and provisions and are enforceable in accordance with their terms. This opinion letter is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Sincerely,

/s/ Kutak Rock LLP

KUTAK ROCK LLP

KUTAK ROCK LLP

AmSurg Corp.

December 23, 2014

Schedule I

State Guarantors

Name of State Guarantor	State of Organization
Sheridan Healthcorp of California, Inc.	CA
Anesthesia and Pain Management Services of California, Inc.	CA
Medical Anesthesia Consultants Medical Group, Inc.	CA

KUTAK ROCK LLP

AmSurg Corp.

December 23, 2014

Exhibit A

Organizational Documents

Sheridan Healthcorp of California, Inc.

1. Articles of Incorporation of MAC Medical Management, Inc. filed with the California Secretary of State on September 20, 2013.

2. Articles of Amendment of Articles of Incorporation of MAC Medical Management, Inc. filed with the California Secretary of State on November 15, 2013, changing the name of such corporation to “Sheridan Healthcorp of California, Inc.”.

3. By-Laws of Sheridan Healthcorp of California, Inc. dated September 20, 2013.

4. Action Taken by Written Consent of the Board of Directors of Sheridan Healthcorp of California, Inc., dated July 15, 2014.

5. Closing Certificate regarding Sheridan Healthcorp of California, Inc. and certain affiliates thereof, dated July 16, 2014, and exhibits thereto regarding such State Guarantor

Anesthesia and Pain Management Services of California, Inc.

1. Articles of Incorporation of a Professional Corporation regarding Anesthesia and Pain Management Services of California, Inc. filed with the California Secretary of State on October 2, 2013.

2. By-Laws of Anesthesia and Pain Management Services of California, Inc. dated October 3, 2013.

3. Action Taken by Written Consent of the Board of Directors of Anesthesia and Pain Management Services of California, Inc., dated July 15, 2014.

4. Closing Certificate regarding Anesthesia and Pain Management Services of California, Inc. and certain affiliates thereof, dated July 16, 2014, and exhibits thereto regarding such State Guarantor

Medical Anesthesia Consultants Medical Group, Inc.

1. Articles of Incorporation of Medical Anesthesia Consultants Medical Group, Inc. with Statement of Conversion filed with the California Secretary of State on November 15, 2013.

2. By-Laws of Medical Anesthesia Consultants Medical Group, Inc. dated November 14, 2013.

KUTAK ROCK LLP

AmSurg Corp.

December 23, 2014

3. Action Taken by Written Consent of the Board of Directors of Medical Anesthesia Consultants Medical Group, Inc., dated July 15, 2014.

4. Closing Certificate regarding Medical Anesthesia Consultants Medical Group, Inc.and certain affiliates thereof, dated July 16, 2014, and exhibits thereto regarding such State Guarantor